Exhibit-99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces Quarterly Cash Dividend

Rancho Cucamonga, CA. (February 21, 2006) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “Company”), the parent company for Vineyard Bank (the “Bank”), announced today that its Board of Directors has declared a quarterly cash dividend of $0.08 per share, payable on March 24, 2006, to shareholders of record as of March 10, 2006. The Company initiated its cash dividend program in the third quarter of 2003 with an initial declaration of $0.01 per share, prior to its two-for-one stock split in August 2004.

The Company, with $1.7 billion in assets, announced on February 2, 2006, its fourth quarter and year-end earnings and operating performance results for the period ended December 31, 2005. Net earnings for the year ended December 31, 2005 were $18.9 million, or $1.89 per diluted share, compared with net earnings of $14.0 million, or $1.55 per diluted share, for the comparable period in 2004. The growth in earnings represented an increase of 35% over the comparable period in 2004. Diluted earnings per share increased 22%, which produced a return on average common equity of approximately 21.1%.

“The Board of Directors increased the quarterly cash dividend every quarter for the past two and a half years in effort to achieve an effective annual cash dividend payout to its shareholders of 10% - 15% of the Company’s earnings. The Company has achieved this goal of returning shareholder value and will maintain a $0.08 quarterly cash dividend for the balance of 2006. The Company will re-evaluate the level of its cash dividend program upon each declaration and annually as the Company continues to grow. The Board of Directors and management appreciate the support of our shareholders and look forward to continued success in 2006,” stated Norman Morales, President and Chief Executive Officer.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of the Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino and San Diego counties of California, and four loan production offices located in Anaheim, Carlsbad, Westlake Village, and San Rafael, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:
1260 Corona Pointe Court, Corona, California 92879 Tel: (951) 271-4232 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com